EXHIBIT 99.1
FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Investor Relations: Joan Wolf
Vicon Industries: Joan Wolf 631-650-6201

VICON REPORTS SECOND QUARTER RESULTS

HAUPPAUGE, NY, May 2, 2013 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the second fiscal quarter ended March 31, 2013. The announcement was made by Chairman and CEO Ken Darby.

Net sales for the second fiscal quarter were $8.7 million, compared with $12.5 million in the second quarter of the prior fiscal year. A net loss was incurred of $1.4 million ($.31 per share), compared with a net loss of $279,000 ($.06 per share) in the prior year quarter.

For the six months, net sales were $19.8 million, compared with $24.8 million in the first six months of the prior fiscal year. The net loss totaled $1.9 million ($.42 per share), compared with a net loss of $562,000 ($.13 per share) in the prior year six-month period.

Commenting on the second quarter results, Mr. Darby said “the Company experienced poor results in all its major markets. Historically, our second quarter is slow; however, this period was exceptionally weak.” Quarter over quarter revenues fell $1.3 million in Europe and the Middle East and $2.5 million in North America. Mr. Darby said software issues were partially responsible for delays in closing certain projects. New orders totaled $9.2 million for the quarter.

Mr. Darby said Vicon recently entered into a contract subject to certain due diligence provisions, to sell its current headquarters building for $6.350 million. Closing is scheduled for August, 2013. On April 29, 2013 the Company purchased a new headquarters facility in Edgewood, New York for $3.3 million. Combined, the two transactions will generate $2.5 million in cash and produce a financial statement gain of approximately $3.5 million. Mr. Darby said Vicon no longer required the functionality of the present headquarters property.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video systems and system components used for security, surveillance, safety, communication and process control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Net sales	$8,686,000	$12,472,000	$19,785,000	$24,824,000
Gross profit	3,376,000	4,955,000	7,451,000	9,884,000
Selling, general and administrative expense	3,725,000	3,924,000	7,338,000	7,795,000
Engineering and development expense	1,059,000	1,312,000	2,027,000	2,673,000
Operating loss	(1,408,000)	(281,000)	(1,914,000)	(584,000)
Loss before income taxes	(1,389,000)	(260,000)	(1,858,000)	(524,000)
Income tax expense	8,000	19,000	16,000	38,000
Net loss	$(1,397,000)	$(279,000)	$(1,874,000)	$(562,000)

Loss per share:
Basic	$(.31)	$(.06)	$(.42)	$(.13)
Diluted	$(.31)	$(.06)	$(.42)	$(.13)

Shares used in computing loss per share:
Basic	4,495,000	4,476,000	4,489,000	4,484,000
Diluted	4,495,000	4,476,000	4,489,000	4,484,000